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Exhibit 5.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form F-10 (No. 333-139226) of Brookfield Properties Corporation of our report dated March 10, 2006 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting for the year ended December 31, 2005 of Trizec Properties, Inc, which is incorporated by reference in the Amended Business Acquisition Report on Form 51-102F4 of Brookfield Properties Corporation dated December 8, 2006.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
December 15, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM